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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                                            For the Year Ended December 31,
                                               1995       1994        1993
                                           --------------------------------

Net income (loss) ........................ $(2,312)     $1,159     $(1,504)
                                           ========    =======     ========
Weighted average number of common
   shares outstanding .................... 425,996     423,969     414,171

Common stock equivalent shares
   applicable to stock options ...........     389         818       1,172
                                           --------    -------     --------

Total number of shares for computing
   primary earnings per share ............ 426,385     424,787     415,343

Incremental shares for computing fully
   diluted earnings per share ............     323           0         538
                                           -------     -------     --------
Total number of shares for computing
   fully diluted earnings per share ...... 426,708     424,787     415,881
                                           =======     =======     ========
Earnings (loss) per common share
   (as reported)..........................  $(5.43)      $2.73      $(3.63)
Primary earnings (loss) per share ........  $(5.42)      $2.73      $(3.62)
Fully diluted earnings (loss) per share ..  $(5.42)      $2.73      $(3.62)

Earnings per share amounts for the three-years ended December 31, 1995, as reported in the Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective years. Primary and fully diluted earnings per share amounts were not shown in the Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.